Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 6, 2019, among Adient Fabrics Spain, S.A.U., Michel Thierry Unit Components, S.L.U., Adient Seating Holding Spain, S.L.U., Adient Seating Spain, S.L.U., Adient Automotive, S.L.U., Adient Real Estate Holding Spain, S.L.U. (each a “Guaranteeing Subsidiary”, and collectively the “Guaranteeing Subsidiaries”), each a subsidiary of Adient plc, a public limited company incorporated under the laws of Ireland, Adient US LLC, a Michigan limited liability company (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 6, 2019, providing for the issuance of 7.00% Senior First Lien Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE.

(a) Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b) Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of any Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

8. BENEFITS ACKNOWLEDGED. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. The Guaranteeing Subsidiaries acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by them pursuant to this Guarantee are knowingly made in contemplation of such benefits.

9. SUCCESSORS. All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind their successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

10. SPANISH PARTICULARITIES

(a) Each Guaranteeing Subsidiary agrees that, at the reasonable request of the Trustee or the Collateral Agent, this Supplemental Indenture (which includes as an attachment the Indenture and the relevant Notation of Guarantee), shall be formalized as a Spanish Public Document (“escritura pública” or “póliza intervenida”, at the choice of the Trustee and Collateral Agent) for the purpose of Article 517 et seq. of the Spanish Law of Civil Procedure (Law 1/2000 of 7th January) (“Ley de Enjuiciamiento Civil”). Any costs and expenses relating to such formalization shall be paid and satisfied by the Guaranteeing Subsidiaries.

(b) For the purpose of Article 571 et seq. of the Spanish Law of Civil Procedure:

(i) the amount due and payable under the Indenture that may be claimed in any executive enforcement proceedings will be contained in a certificate supplied by the Collateral Agent or the Trustee and will reflect the balance of the amounts owed and the amounts paid by the Company or the relevant Guarantors into the accounts maintained by the Collateral Agent or the Trustee in connection with the Indenture and state that the calculation of such balance has been done in accordance with the terms and conditions thereof, all in accordance with Section 13.19 (Spanish provisions relating to executive proceedings) of the Indenture; and

(ii) the Collateral Agent or the Trustee may (at the cost of the relevant Guarantor) have the certificate notarized.

(c) In accordance with Section 13.19 (Spanish provisions relating to executive proceedings) of the Indenture, the Collateral Agent and the Trustee may commence executive proceedings in Spain by presenting to the relevant Spanish court:

(i) an original copy of the Spanish Public Document (“escritura pública” or “póliza intervenida”, at the choice of the Collateral Agent or the Trustee) formalizing this Supplemental Indenture;

(ii) a notarial document (“acta notarial”) incorporating the certificate of the Collateral Agent or the Trustee, as the case may be, referred to in sub-paragraph (c)(i) above; and

(iii) a notarial document (“acta notarial”) providing evidence of the prior notice to the relevant Guaranteeing Subsidiary of the amount owed under the Indenture as per the certificate before the start of the executive proceedings.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: May 6, 2019

ADIENT FABRICS SPAIN, S.A.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

MICHEL THIERRY UNIT COMPONENTS, S.L.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

ADIENT SEATING HOLDING SPAIN, S.L.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

ADIENT SEATING SPAIN, S.L.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

ADIENT AUTOMOTIVE, S.L.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

ADIENT REAL ESTATE HOLDING SPAIN, S.L.U.

By:	/s/ Chris E. Schmidt
Name: Chris E. Schmidt
Title:

[Signature Page to Supplemental Indenture]

U.S. Bank National Association, as Trustee and Collateral Agent

By:	/s/ Yvonne Siira
Name: Yvonne Siira
Title: Vice President

[Signature Page to Supplemental Indenture]